UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2023

Baudax Bio, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-39101	47-4639500
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Lapp Road, Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 395-2470

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, par value $0.01	BXRX	OTCPK

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01 Other Events.

The following is an updated summary of certain risk factors relating to the activities of Baudax Bio, Inc. (“we” or the “Company”) and, where applicable, the Company and the ownership of the Company’s securities.

Our losses, negative cash flows from operations and accumulated deficit raise substantial doubt about our ability to continue as a going concern absent obtaining adequate new debt or equity financings.

Management has concluded that substantial doubt exists about our ability to continue as a going concern for the next twelve months. As of September 30, 2023, we had an accumulated deficit of $189.3 million, cash and cash equivalents of $363,000 and current liabilities of $19.05 million. As of December 12, 2023, we estimate that our cash and cash equivalents are $65,000. Our current capital resources are not sufficient to support our planned operations for the next twelve months from the date hereof.

We expect to continue to incur losses for the foreseeable future as we continue our efforts to develop our current and future product candidates. We have also incurred significant indebtedness. As of September 30, 2023, we had an outstanding balance of $4.3 million under our credit facility with MAM Eagle Lender, LLC. These factors, individually and collectively, raise substantial doubt about our ability to continue as a going concern, and therefore, could materially limit our ability to raise additional funds through an issuance of debt or equity securities or otherwise.

There can be no assurance that we will be able to raise sufficient additional capital on acceptable terms or at all. Additionally, in November 2023 we were delisted from the Nasdaq Capital Market and our common stock is currently trading on the OTC Pink Open Market under the symbol “BXRX.” The trading of our common stock in the OTC Pink Open Market may have an unfavorable impact on our stock price and the liquidity of our stock. The OTC Pink Open Market is a significantly more limited market than Nasdaq. The quotation of our stock in OTC Pink Open Market is expected to result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could further depress the trading price of our common stock, and could have a long-term adverse impact on our ability to raise capital in the future. There can be no assurance that our securities will be listed on a national securities exchange or a national quotation service in the future.

If additional financing is not available on satisfactory terms, or is not available in sufficient amounts, we may be required to delay, limit or eliminate the development of business opportunities and our ability to achieve our business objectives, our competitiveness, and our business, financial condition and results of operations will be materially adversely affected. In addition, the perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations.

Our forecast of the period of time through which our financial resources will be adequate to support our operating requirements is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed in the “Risk Factors” of our filings with the Securities and Exchange Commission. We have based this estimate on a number of assumptions that may prove to be wrong and changing circumstances beyond our control may cause us to consume capital more rapidly than we currently anticipate. Our inability to obtain additional funding when we need it could seriously harm our business.

We may be unsuccessful in obtaining a waiver or amendment to our Credit Agreement with respect to any existing events of default thereunder. The failure to obtain such a waiver or amendment, or otherwise cure any event of default under our Credit Agreement, could allow the lender to take enforcement action against us or certain of its assets, including accelerating the loans and other obligations under the Credit Agreement and taking any other remedial actions permitted under the Credit Agreement or applicable law, which would have a material adverse effect on our business, financial condition and results of operations and could require us to curtail or cease operations.

On May 29, 2020, we entered into the Credit Agreement. We have entered into a Forbearance Agreement, dated as of June 29, 2023, pursuant to which Agent and Lender agreed to forbear from exercising their rights and remedies with respect to certain events of default under the Credit Agreement until March 31, 2024. There can be no assurance that Agent and Lender will provide us with a waiver of any events of default or agree to amend the Credit Agreement in a timely manner, or on acceptable terms, if at all to the extent any events of default have occurred and are continuing under the Credit Agreement. If we do not obtain an amendment or waiver of such events of default under the Credit Agreement, if any future events of default occur and are continuing or if the Lenders take the position that we have not complied with the terms of the Forbearance Agreement, there can be no assurance that the Lenders will not take action to collect payment of our debt or dispose of collateral securing the obligations under the Credit Agreement, which would harm our business, financial condition and results of operations and could require us to curtail or cease operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Baudax Bio, Inc.

By:	/s/ Gerri A. Henwood
Name:	Gerri A. Henwood
Title:	President and Chief Executive Officer

Date: December 12, 2023